SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Oculus Innovative Sciences, Inc.

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Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, California 94954
(707) 782-0792

August 17, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Oculus Innovative Sciences, Inc. The meeting will be held at 1:30 p.m., Pacific Time, on Sunday, September 30, 2007, at Sheraton Sonoma County, 745 Baywood Drive, Petaluma, California 94954.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The board of directors and management look forward to seeing you at the meeting.

Sincerely,

Hojabr Alimi
Chairman of the Board and Chief Executive Officer

Oculus Innovative Sciences, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Sunday, September 30, 2007

To our Stockholders:

Oculus Innovative Sciences, Inc. will hold its Annual Meeting of Stockholders at 1:30 p.m., Pacific Time, on Sunday, September 30, 2007, at Sheraton Sonoma County, 745 Baywood Drive, Petaluma, California 94954.

We are holding this Annual Meeting:

•	to elect eight directors to serve until the 2008 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Marcum & Kliegman LLP as our independent registered public accounting firm;

•	to approve the Amended and Restated 2006 Stock Incentive Plan;

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Stockholders of record at the close of business on August 10, 2007, are entitled to notice of and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1129 N. McDowell Blvd., Petaluma, California 94954.

It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors

James Schutz
Vice President of Corporate Development, Secretary and General Counsel

Petaluma, California
August 17, 2007

i

Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, California 94954

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Oculus Innovative Sciences, Inc., a Delaware corporation (“we,” “us,” “Oculus” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at Sheraton Sonoma County, 745 Baywood Drive, Petaluma, California 94954, on Sunday, September 30, 2007, at 1:30 p.m., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about August 17, 2007.

Questions and Answers About
the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	The election of directors;

•	The approval of the Amended and Restated 2006 Stock Incentive Plan; and

•	The ratification of the appointment of the independent registered public accounting firm for fiscal year 2008.

What are the board’s recommendations?

Our board recommends that you vote:

•	“FOR” election of each of the nominated directors;

•	“FOR” approval of the Amended and Restated 2006 Stock Incentive Plan; and

•	“FOR” ratification of the appointment of the independent registered public accounting firm for fiscal year 2008.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on August 10, 2007 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.  If your shares are registered directly in your name with Oculus’ transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the stockholder of record. The Proxy Statement, Annual Report and proxy card have been sent directly to you by Oculus.

Beneficial Owner.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote?

You may vote using any of the following methods:

•	By Mail — Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated directors, “FOR” the approval of the amendment and restatement of the 2006 Stock Incentive Plan, and “FOR” the ratification of the independent registered public accounting firm for fiscal year 2008. Stockholders of record may vote by mail or in person at the Annual Meeting.

•	By Telephone or the Internet — If you are a beneficial owner, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers. Follow the instructions located on your voting instruction form. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If you vote by telephone or via the Internet you do not need to return your voting instruction form to your bank or broker.

•	In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” all of the nominees to the board, “FOR” approval of the amendment and restatement of the 2006 Stock Incentive Plan, “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each item?

In the election of directors, the eight persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 11,884,994 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will bear the cost of soliciting proxies and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.

IMPORTANT

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1

Election of Directors

Directors and Nominees

We currently have authorized eight directors. At the Annual Meeting, eight persons will be elected as members of your board of directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the board of directors has recommended, and the board of directors has designated, the eight persons listed below for election at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the nominees. Your board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated to fill the vacancy by your board of directors, taking into account the recommendations of the Nominating and Corporate Governance Committee.

The names of the board of directors’ nominees, their ages as of July 31, 2007, their committee membership and certain biographical information about the nominees are set forth below.

Name	Age	Position with Company	Director Since

Hojabr Alimi	45	Chairman of the Board and Chief Executive Officer	1999
James Schutz(1)	44	General Counsel, Vice President of Corporate Development and Secretary	2004
Akihisa Akao	53	Director	1999
Jay Birnbaum(1)	62	Director	2007
Edward Brown(3)	44	Director	2005
Robert Burlingame	73	Director	2006
Richard Conley(1)(2)(3)	57	Director	1999
Gregory French(2)(3)	46	Director	2000

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Hojabr Alimi, one of our founders, has served as our Chief Executive Officer, President and director since 1999 and was appointed as Chairman of the board of directors in June 2006. Prior to co-founding our company with his spouse in 1999, Mr. Alimi was a Corporate Microbiologist for Arterial Vascular Engineering. Mr. Alimi received a B.A. in biology from Sonoma State University.

James Schutz has served as our Vice President of Corporate Development and General Counsel since August 2003, as a director since May 2004 and Corporate Secretary since June 2006. From August 2001 to August 2003, Mr. Schutz served as General Counsel at Jomed (formerly EndoSonic Corp.), an international medical device company. From 1999 to July 2001, Mr. Schutz served as in-house counsel at Urban Media Communications Corporation, an Internet/telecom company based in Palo Alto, California. Mr. Schutz received a B.A. in economics from the University of California, San Diego and a J.D. from the University of San Francisco School of Law.

Akihisa Akao has served as a director since 1999 and, through White Moon Medical, Inc., as a consultant since October 2005. Mr. Akao has served as President for White Moon Medical, Inc., a consulting company that provides advice to early-stage companies seeking to enter the Japanese medical products market. He served as the general manager in Japan at PowerMedical Interventions Inc., a medical device company, from January 2001 to September 2005. He also served as President of E-Med Japan, an application service provider for medical professionals and consumers, from 1999 to July 2000. Mr. Akao received a B.A. in electronic engineering from Doshisha University, Kyoto, Japan.

Jay Birnbaum has served as a director since April 2007. Dr. Birnbaum is a pharmacologist and prior to his current role as a consultant to pharmaceutical companies, he served as Vice President of Global Project Management at Novartis/Sandoz Pharmaceuticals Corporation, where he had responsibility for strategic planning and development of the company’s dermatology portfolio. Dr. Birnbaum is a co-founder of Kythera Biopharmaceuticals, a company developing products in aesthetic and restorative dermatology, as well as a member of NanoBio Corporation’s scientific advisory board. He received both an M.S. and Ph.D. in pharmacology from the University of Wisconsin and a B.S. in biology from Trinity College in Connecticut.

Edward Brown has served as a director since September 2005. Since June, 2007, Mr. Brown has been Managing Director of TPG Growth, LLC, where he is working identifying and investing in a broad range of healthcare and life sciences companies in the current biotech fund, TPG Biotech II. Prior to joining TPG, Mr. Brown co-founded of Healthcare Investment Partners, or HIP, a private equity buyout fund focused exclusively on healthcare, and served as a Managing Director of HIP from June 2004 through June 2007. Before joining HIP, Mr. Brown was a Managing Director in the Healthcare Group of Credit Suisse First Boston, where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice, from August 2000 to June

2004. Mr. Brown serves on the board of directors of Angiotech Pharmaceuticals, Inc. Mr. Brown received a.B.A. in English from Middlebury College and an MBA from the Anderson Graduate School of Business at University of California, Los Angeles.

Robert Burlingame has served as a director since November 2006. Mr. Burlingame is the Chief Executive Officer and Chairman of the Board of Burlingame Industries, Inc., a manufacturer of automated equipment specializing in the concrete rooftile industry, which he founded in 1969. He has held various senior management positions at several rooftile companies, including California Tile and Lifetile Corporation. Mr. Burlingame received a B.S. in business from Michigan State University and was a pilot in the U.S. Navy.

Richard Conley has served as a director since 1999, and served as our Secretary from July 2002 to June 2006. Since April 2001, Mr. Conley has served as Executive Vice President and Chief Operating Officer at Don Sebastiani & Sons International Wine Negociants, a branded wine marketing company. From 1994 to March 2001, he served as Senior Vice President and Chief Operating Officer at Sebastiani Vineyards, a California wine producer, where he was originally hired as Chief Financial Officer in 1994. Mr. Conley received a B.S. in finance and accounting from Western Carolina University and an M.B.A. from St. Mary’s University.

Gregory French has served as a director since 2000. Mr. French is owner and Chairman of the Board of G&C Enterprises LLC, a real estate and investment company, which he founded in 1999. He held various engineering and senior management positions at several medical device companies, including Advanced Cardiovascular Systems, Peripheral Systems Group and Arterial Vascular Engineering. Mr. French received a B.S.I.E. from the California State Polytechnic University, San Luis Obispo.

Required Vote

The eight nominees for director receiving the highest number of affirmative votes will be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your board of directors recommends a vote FOR the election of the nominees set forth above as directors of Oculus.

Director Independence

Our board of directors has determined that Jay Birnbaum, Edward Brown, Richard Conley and Gregory French, each of whom currently serves as a member of the board is, and each of whom, except for Mr. Birnbaum, served as a member of the board in all or part of 2007, is an “independent director” within the meaning of Rule 4200 of the NASDAQ Stock Market. Mr. Alimi and Mr. Schutz are not independent because they are employed by the Company. Mr. Akao is not independent because he received in excess of $100,000 during 2007 in connection with consulting services provided to the Company; and Mr. Burlingame is not independent because he was compensated in the form of a warrant valued in excess of $100,000 in November 2006 for consulting services provided to the Company and he entered into a loan agreement under which he advanced $4 million to the Company. All of the nominees are members of the board standing for reelection as directors.

Board Meetings

Our board of directors held seven meetings in fiscal year 2007. Each director attended at least 75% of the aggregate number of meetings of the board of directors held during the period for which such director served on our board of directors and of the committees on which such director served. In 2006, the independent directors began to meet in regularly scheduled executive sessions at in-person meetings of the board of directors without the participation of the Chief Executive Officer or the other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting. Five board members attended our annual meeting in fiscal year 2007.

Committees of the Board of Directors

Our board of directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The board of directors has determined that each director who serves on these committees other than James Schutz is “independent,” as that term is defined by applicable listing standards of the NASDAQ Stock Market and rules of the SEC. Mr. Schutz, our Vice President Corporate Development, Secretary and General Counsel, serves on the Audit Committee as permitted by the SEC’s rules and the NASDAQ Marketplace Rules phase-in provisions for newly public companies. The board of directors has adopted written charters for each of its committees. Copies of these charters are available on the investor section of our website (www.oculusis.com).

Audit Committee
Number of Members:	3
Current Members:	Richard Conley (Chair and Audit Committee Financial Expert)
Jay Birnbaum
James Schutz
Number of Meetings in fiscal year 2007:	4
Functions:	The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company’s financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes.

Compensation Committee
Number of Members:	2
Current Members:	Gregory French (Chair)
Richard Conley
Number of Meetings in fiscal year 2007:	2
Functions:	The Compensation Committee’s primary functions are to assist the board of directors in meeting its responsibilities in regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to review and approve goals and objectives relevant to the recommendations for approval by the independent members of the board of directors regarding compensation of our Chief Executive Officer and other executive officers, establish and approve compensation levels for our CEO and other executive officers, and to administer our stock plans and other equity-based compensation plans.

Nominating and Corporate Governance Committee
Number of Members:	3
Current Members:	Edward Brown (Chair) Gregory French Richard Conley
Number of Meetings in fiscal year 2007:	0
Functions:	The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the board of directors, determine the composition of the board and its committees, and monitor a process to assess board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the board of directors, review and make recommendations to the board of directors with respect to candidates for director proposed by stockholders, and review on an annual basis the functioning and effectiveness of the board and its committees.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board of directors for nomination or election.

The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Oculus and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to carry out effectively their duties as directors. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by rules of the SEC, and for a majority of the members of the board of directors to meet the definition of “independent director” under the rules of the NASDAQ Stock Market; provided, that there are exceptions to the independence rules otherwise set forth in the SEC rules and the NASDAQ Marketplace Rules during certain phase-in periods for newly public companies. The Nominating and Corporate Governance Committee also believes it appropriate for key members of our management to participate as members of the board of directors.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the board of directors as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for board membership, including those suggested by the Committee members, by other board of directors members, by any executive search firm engaged by the Committee or by stockholders. The Committee recommended all of the nominees for election included in this Proxy Statement.

A stockholder who wishes to suggest a prospective nominee for the board of directors should notify Oculus’ Secretary or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Oculus’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not earlier than 90 days nor more than 120 days in advance of the date the proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is changed by more than 30 days from the prior year, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the first public announcement of the annual meeting date. Information required by the Bylaws to be in the notice includes the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954. You must include your name and address in the written communication and indicate whether you are a stockholder of Oculus. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

Certain Relationships and Related Transactions

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct, and our board formally adopted Related Party Transaction Policy and Procedures in July 2007 for the approval of interested transactions with persons who are board members or nominees, executive officers, holders of 5% of our common stock, or family members of any of the foregoing. The Related Party Transaction Policy and Procedures are administered by our Audit Committee. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the Audit Committee. The following details the Company’s transactions with related parties.

On November 7, 2006, we signed a loan agreement with Robert Burlingame, one of our directors, under which Mr. Burlingame advanced to us $4 million, and which accrues interest at an annual interest rate of 7%. Interest accrued during fiscal year 2007, but no principal or interest was paid during fiscal year 2007. All principal and accrued but unpaid interest under the loan agreement will become due and payable in full on November 10, 2007. The loan is secured by all of our assets, other than our intellectual property, but is subordinate to the security interest held by our secured lender. Brookstreet Securities Corporation, a placement agent, was paid a fee in the amount of $50,000 and granted a warrant to purchase 25,000 shares of our common stock at an exercise price of $18.00 per share in connection with this loan.

On November 7, 2006, the Company entered into a consulting agreement with Mr. Robert Burlingame, one of our directors who also provided the Company with the $4.0 million loan disclosed above. The director received warrants to purchase 75,000 shares of our common stock in connection with this agreement.

On October 1, 2005, the Company entered into a consulting agreement with White Moon Medical, Inc. and the agreement was automatically extended for a one-year period on October 1, 2006. Akihisa Akao, a member of the board of directors, is the sole stockholder of White Moon Medical, Inc. Under the terms of the agreement, Mr. Akao will be compensated for services provided outside his normal board duties. The Company paid and recorded expense related to this agreement in the amount of $146,000 in the fiscal year ended March 31, 2007.

2007 Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our outside directors for their service in fiscal year 2007:

	Option	All Other
Name	Awards $(2)(3)	Compensation ($)		Total ($)

Akihisa Akao	0	146,000	(4)	146,000
Jay Birnbaum(1)	0	0		0
Edward Brown	0	0		0
Robert Burlingame	298,168	68,848	(5)	367,016
Richard Conley	0	0		0
Gregory French	0	0		0

(1)	Dr. Birnbaum joined our board of directors on April 20, 2007.

(2)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2007 under SFAS 123R rather than amounts paid to or realized by the named individual and includes expenses we recognized in 2007 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term. See Note 14 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123R values. The SFAS 123R value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized. In 2007, Mr. Burlingame received an option to purchase 75,000 shares of our common stock with a grant date fair value of $298,168. On January 24, 2007, the Company canceled and reissued the option grant with an exercise price equal to the Company’s IPO price, or $8.00 per share. In accordance with SFAS 123R, the cancellation and reissue of the option was treated as a modification to the original grant. In fiscal 2007, the Company recorded a charge for the incremental fair value related to the modification in the amount of $22,014. On June 15, 2007, Mr. Conley received an option to purchase 35,000 shares of common stock with a grant date fair value of $103,950, and Mr. French received an option to purchase 10,000 shares of our common stock with a grant date fair value of $29,700, each for services rendered to the Company in fiscal year 2007.

(3)	The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at March 31, 2007:

Name	Number of Shares

Akihisa Akao	24,656
Jay Birnbaum	0
Edward Brown	50,000
Robert Burlingame	75,000
Richard Conley	154,570
Gregory French	83,906

(4)	Represents amounts paid to White Moon Medical, Inc. for consulting services rendered to the Company. Mr. Akao is the sole stockholder of White Moon Medical, Inc.

(5)	Represents compensation expense related to outstanding warrant to purchase 75,000 shares of our common stock we recognized during the year ended March 31, 2007. With respect to the warrant, on January 24, 2007, the date our registration statement with respect to our initial public offering was declared effective, we granted to Mr. Burlingame a warrant to purchase 75,000 shares of our common stock with an exercise price of $8.00, the price of common stock in our initial public offering. This grant replaced a warrant issued to Mr. Burlingame on November 7, 2006 to purchase 75,000 shares of common stock at $9.00, which was equal to the midpoint of the then assumed price per share of the Company’s common stock in our initial public offering.

Directors who are our employees do not receive any fees for their service on our board of directors. During 2007, Messrs. Alimi and Schutz were our only employee directors.

Our outside directors receive an annual retainer of $25,000. The Chairperson of the board of directors receives $15,000 annually, and, the Lead Member of the board of directors, if different from the Chairperson, receives $10,000 annually. Mr. Conley, as Chairman of our Audit Committee, receives an annual retainer of $10,000; non-chairperson members of the Audit Committee receive an additional $5,000 annually. The chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees of the board of directors receive an annual retainer of $5,000. Non-chairperson members of the Compensation Committee receive an additional $2,000 annually. We also reimburse our non-employee directors for reasonable expenses in connection with attendance at board of director and committee meetings.

In addition to cash compensation for services as a member of the board, non-employee directors will also be eligible to receive nondiscretionary, automatic grants of stock options under our 2006 Stock Incentive Plan, subject to approval of its amendment and restatement by our stockholders. An outside director who joins our board is automatically granted an initial option to purchase 50,000 shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years, with the first one-third of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director is automatically granted a nonstatutory option to purchase 15,000 shares of our common stock, provided that no annual grant shall be granted to a non-employee director in the same calendar year that such person received his or her annual grant. These options vest in equal monthly increments over the period of one year.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

We believe that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance, and provide incentives for future performance. Our philosophy is to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers currently focuses on a balance of equity-based compensation and cash-based compensation.

In setting the level of cash and equity compensation for our executive officers, the Compensation Committee of our board of directors considers various specific factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s expected future contributions to the Company, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees. While the Compensation Committee and independent members of the board did not use market benchmarks to determine executive compensation for 2007, the Compensation Committee reviewed survey data with respect to companies in a broadly similar range as the Company’s revenues and number of employees, and data with respect to a peer group of biotechnology, life sciences and diagnostic companies, which included competitive information relating to compensation levels for comparable positions in those industries. The Compensation Committee and the independent members of the board, who have a broad range of experience relating to executive compensation matters for similarly situated companies, consider as well the compensation levels of other employees of the Company. When establishing each element of an executive officer’s compensation, the Compensation Committee also takes into consideration the executive’s historical cash and equity compensation, level of equity ownership, and total current and potential compensation.

Prior to our initial public offering, we entered into employment contracts containing severance payment provisions with our executive officers in an effort to attract and to retain the services of talented individuals to serve on our executive management team. We do not have a stock ownership or stock retention policy that requires executive officers to own our stock or retain stock issued upon exercise of options. In addition, we do not have an employee stock purchase plan. In 2007, we made matching IRA contributions for all eligible employees and executive officers of up to the lesser of the statutory limit on contributions and 3% of the employee’s base salary, and we will continue this policy for 2008.

We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. None of the non-exempt compensation we paid to any of our executive officers for 2006 as calculated for purposes of section 162(m) exceeded the $1 million limit.

Elements of Executive Compensation

Our compensation structure for executive officers consists of a combination of salary and stock options. Because of our egalitarian culture, we do not have programs providing for personal-benefit perquisites to officers except for car allowances and use of Company cars, which are used primarily for business purposes. The Compensation Committee makes recommendations with respect to executive officer compensation, to be approved by the independent members of the board of directors. For 2007, executive officers will be eligible to receive bonuses payable in cash, stock options, or a combination of cash and stock options.

Base Salary.  Our Compensation Committee reviews base salaries for executive officers on an annual basis, adjusting salaries based on individual and company performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within our industry. However, the Compensation Committee does not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies.

Annual Bonus.  We have had a bonus pool for our executives and non-executive employees that is tied informally to corporate and operational goals, and bonuses consisting of cash bonuses and option grants have been awarded, but we have not historically memorialized formal milestones or targets for executives or non-executive employees. For 2008, we have adopted a bonus plan in which our executive officers and non-executive employees will be eligible to participate in a bonus program. The bonus program provides that each employee and executive officer receives the potential to earn an annual bonus based on target goals and milestones that are above and beyond the Company’s base plan expectation. Under the bonus program, bonuses may be awarded if we meet certain minimum revenue, operating expense and cash position targets for the fiscal year and achieve certain operational goals. Each employee and executive officer is eligible for a higher bonus amount if a higher set of goals and milestones are met. The Compensation Committee determines whether and, if so, which set of goals and targets have been met. It has discretion to set appropriate bonus amounts within the floor and ceiling amounts for which an employee is eligible. If minimum targets are exceeded but the higher goals and milestones are not met, the Compensation Committee may award a bonus less than the maximum but more than the lower targeted possible bonus for which an employee is eligible, that it believes to be appropriate. Based on our performance in the past fiscal year, our performance for the current fiscal year thus far, and our current assessment of our ability to meet the goals and milestones, we believe that it is likely that the minimum goals and targets will be met, and it is possible that the targets and milestones for the maximum bonus will be met. The Compensation Committee may award bonuses to executive officers under the bonus plan in cash, options, or a combination of cash and options, depending on the year-end cash position, cash needs and projected cash receipts of the Company. The Compensation Committee will not declare any bonus pool or grant any cash awards that will endanger our ability to finance its operations and strategic objectives or place us in a negative cash flow position, in light of our anticipated cash needs. Each non-executive employee’s eligible bonus will be 10% to 35% of his or her base salary based in part on achievement of corporate goals established by our Compensation Committee and in part on individual goals established by our executive officers. Bonuses for executive officers, if any, will be determined by the Compensation Committee at the time of their annual compensation review, based on the Compensation Committee’s assessment of corporate and individual achievements.

Equity-Based Compensation.  Our Compensation Committee administers our stock option plan for executive officers and employees, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant.

We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee also considers stock option grants to be an important aspect in compensating and providing incentives to management. Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions. These initial grants generally vest over five years, and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over five years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals. The Compensation Committee has not established annual grants to our executive officers as part of its annual compensation review process. In the future our Compensation Committee may consider awarding additional or alternate forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance based awards, based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary, and comparison with comparable awards to individuals in similar positions in our industry. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company.

Other Compensation.  All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our IRA.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Oculus under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Oculus’ management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our amended and restated Form 10-K and in this proxy statement.

Compensation Committee
Gregory French
Richard Conley

Named Executive Officers

The tables that follow provide compensation information for our named executive officers, including Hojabr Alimi, Chief Executive Officer, Robert Miller, Chief Financial Officer, and our three most highly compensated executive officers who were serving as executive officers at the end of 2007, which were Michael Wokasch, James Schutz and Bruce Thornton.

2007 Summary Compensation Table

				Stock	Option		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Award	Awards ($)		Compensation ($)		Total ($)

Hojabr Alimi Chief Executive Officer and Chairman	2007	275,000	154,133	0	0		0		429,133
Robert Miller Chief Financial Officer	2007	185,000	0	0	351,496	(1)	0		536,496
James Schutz Vice President Corporate Development, Secretary and General Counsel	2007	190,000	60,000	0	72,442	(2)	0		322,442
Michael Wokasch Chief Operating Officer	2007	162,308	125,000	0	137,559	(2)	0		424,867
Bruce Thornton Vice President International Operations and Sales	2007	180,000	27,500	0	27,943	(2)	12,245	(3)	247,688

(1)	Represents the compensation expense under Statement of Financial Accounting Standards No. 123 (revised 2004), or SFAS 123R, that we recognized for the year ended March 31, 2007 related to an obligation to grant an option at the closing of our initial public offering, which was treated as outstanding for accounting purposes. The expense was recognized in fiscal year ended March 31, 2007, due to the closing of our initial public offering. A restricted stock unit was granted in lieu of the option in fiscal year 2008. Compensation expense is determined by determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term. See Note 14 of Notes to our Consolidated Financial Statements set forth in our amended and restated 10-K for the assumptions made in determining SFAS 123R values. The SFAS 123R value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years.

(2)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2007 under SFAS 123R, rather than amounts paid to or realized by the named individual, and includes expense we recognized in 2007 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term. See Note 14 of Notes to our Consolidated Financial Statements set forth in our amended and restated 10-K for the assumptions made in determining SFAS 123R values. The SFAS 123R value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized.

(3)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,646 and (b) matching IRA contribution in the amount of $5,599.

2007 Grants of Plan-Based Awards

The following table sets forth information on grants of options or other awards to purchase shares of our common stock made to our named executive officers in fiscal year 2007 or in consideration of services performed in 2007:

			All Other Stock		All Other Option		Grant Date Fair
			Awards: Number		Awards: Number		Value of
			of Shares of Stock		of Securities	Exercise or Base Price	Stock and Option
			or Units		Underlying Options	of Option Awards	Awards
Name	Grant Date		(#)		(#)	($/Sh)	($)

Hojabr Alimi	N/A		N/A		N/A	N/A	N/A
Robert Miller	4/26/2007		60,000	(1)	N/A	$3.00	$351,496
James Schutz	6/15/2007	(2)	N/A		100,000	$7.27	$482,670
Michael Wokasch	7/27/2006		N/A		125,000	$12.00	$990,200
	6/15/2007	(2)			150,001	$7.27	$724,010
Bruce Thornton	6/15/2007	(2)	N/A		25,000	$7.27	$120,668

(1)	Mr. Miller was granted 60,000 restricted stock units on April 26, 2007, which may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010. This grant was made for services rendered by Mr. Miller in 2007 and was made in lieu of the award of an option under the Company’s 2004 Stock Option Plan authorized by the board on October 1, 2005 to be granted at the closing of our initial public offering.

(2)	Awards were authorized and approved for grant by the board of directors on June 15, 2007. The awards become exercisable pursuant to a five year vesting schedule and therefore the awards terms include a substantive future requisite service condition. In accordance with the grant date and expense recognition provisions of SFAS 123R, we did not recognize compensation expense for these awards in fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option
	Awards				Stock
	Number of	Number of			Awards	Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised	Option		Units of	Units of
	Options	Options	Exercise	Option	Stock that	Stock that
	(#)	(#)	Price	Expiration	have not	have not
Name	Exercisable	Unexercisable	($)(1)	Date	Vested (#)	Vested ($)

Hojabr Alimi(2)	19,570	0	$3.00	7/10/2013
	3,000	2,000	$3.00	8/07/2013
	300,000	0	$0.15	5/10/2014
	3,541	8,959	$10.16	10/01/2015
	15,000	0	$1.10	3/20/2010
	15,000	0	$0.22	10/01/2009
	75,000	0	$0.15	5/10/2009

Robert Miller(3)	94,633	0	$3.00	7/10/2014
	39,181	0	$3.00	7/10/2014
	1,770	4,480	$10.16	10/01/2015
			$3.00	1/15/2010	60,000	$351,496

James Schutz(4)	30,000	20,000	$3.00	9/23/2013
	30,000	20,000	$3.00	7/10/2014
	6,250	0	$3.00	7/10/2014
	22,500	15,000	$3.00	7/10/2014
	1,770	4,480	$10.16	10/01/2015
	0	100,000	$7.27	6/15/2017

Michael Wokasch(5)	0	124,999	$12.00	7/27/2016
	0	150,001	$7.27	6/15/2017

Bruce Thornton(6)	6,000	4,000	$3.00	7/10/2014
	7,333	12,667	$4.40	5/06/2015
	20,010	50,614	$10.16	10/01/2015
	0	25,000	$7.27	6/15/2017

(1)	Except for the option grant to Hojabr Alimi with an expiration date of May 10, 2014 at $0.15 per share and the restricted stock unit award to Robert Miller at $3.00 per share, the exercise price of each option or restricted stock unit is equal to the fair market value of our common stock on the date of grant.

(2)	Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of May 10, 2009, July 10, 2013, and August 7, 2013 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of March 20, 2010 vest over a one-year period, becoming exercisable as to 100% of the shares on the first anniversary of the grant date. Options with an expiration date of October 1, 2009 and May 10, 2014 were fully vested at grant and were immediately exercisable.

(3)	Options with an expiration date of July 10, 2014 were fully vested at grant and were immediately exercisable. Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. The grant of 60,000 restricted stock units may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010.

(4)	Options with an expiration date of October 1, 2015 and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of September 23, 2013 and July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date.

(5)	Options vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.

(6)	Options with an expiration date of July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of May 6, 2015, October 1, 2015, and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with each of our named executive officers, each of which, except for our agreement with Mr. Thornton, provides for payment to such officers in the event of termination without cause or resignation by the executive for good reason (as that term is defined in the agreements) and, with respect to Mr. Thornton only, for payment in the event of a change of control (as that term is defined in his agreement) with the Company. In the event Mr. Alimi, Mr. Wokasch, Mr. Miller or Mr. Schutz is terminated without cause or resigns for good reason, the officer is entitled to: a lump severance payment equal to 12 times, in the case of Mr. Wokasch, 18 times, in the case of Mr. Miller and Mr. Schutz, or 24 times, in the case of Mr. Alimi, the average monthly base salary paid to the officer over the preceding 12 months (or for the term of the officer’s employment if less than 12 months); automatic vesting of all unvested options and other equity awards; the extension of exercisability of all options and other equity awards to at least 12 months following the date the officer terminates employment or, if earlier, until the option expires; up to one year (the lesser of one year following the date of termination or until such executive becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and a full gross up of any excise taxes payable by the officer under Section 4999 of the Internal Revenue Code because of the foregoing payments and acceleration (including the reimbursement of any additional federal, state and local taxes payable as a result of the gross up). In the event that Mr. Thornton is terminated following a change of control, he is entitled to a lump sum severance payment equal to 12 months of his base salary; automatic vesting of all unvested options and other equity awards; and the extension of exercisability of all options and other equity awards to at least 12 months following the date Mr. Thornton terminates employment or, if earlier, until the option expires. If any officer terminates his or her employment for any reason, he or she must give at least 30 days, or in the case of Mr. Alimi, at least 60 days, prior written notice to the Company.

Receipt of the termination benefits described above is contingent on each named executive officer executing a general release of claims against the Company, his resignation from any and all directorships and every other position held by him with the Company or any of its subsidiaries and his return to the Company of all Company property received from or on account of the Company or any of its affiliates by such executive. In addition, the named executive officers is not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of his employment agreement during the term of his employment or the confidentiality provisions of his employment agreement, whether during or after the term of his employment. Furthermore, the Company is under no obligation to pay the above-mentioned benefits if the named executive officer does not comply with the non-solicitation provisions of his employment agreement, which prohibit a terminated officer from interfering with the business relations of the Company or any of its affiliates and from soliciting employees of the Company, which provisions apply during the term of employment and for two years following termination.

The tables below were prepared as though each of the named executive officers had been terminated involuntarily without cause on March 30, 2007, the last business day of our last completed fiscal year, and involuntarily without cause following a change of control of the Company, as applicable. More detailed information about the payment of benefits, including duration, is contained in the discussion above. All such payments and benefits would be provided by the Company. The assumptions and valuations are noted in the footnotes to the tables.

Involuntary Termination

		Continuation
		of Health &	Value of
	Salary	Welfare	Unvested	Excise Tax
Name	Continuation	Benefits(1)	Equity Awards(2)	& Gross-Up(3)

Hojabr Alimi	$550,000	$18,003	$5,900	$268,300
Robert Miller	277,500	27,576	—	142,623
Michael Wokasch	200,000	22,848	—	104,181
James Schutz	285,000	20,067	162,250	218,470
Bruce Thornton	n/a	n/a	n/a	n/a

Involuntary Termination Following a Change-in-Control

Continuation
		of Health &	Value of
	Salary	Welfare	Unvested	Excise Tax
Name	Continuation	Benefits(1)	Equity Awards(2)	& Gross-Up(3)

Hojabr Alimi	$ n/a	$ n/a	$ n/a	$ n/a
Robert Miller	n/a	n/a	n/a	n/a
Michael Wokasch	n/a	n/a	n/a	n/a
James Schutz	n/a	n/a	n/a	n/a
Bruce Thornton	180,000	0	31,434	98,845

(1)	Amount assumes the Company cost of providing health and welfare benefits for twelve months.

(2)	The values reflect the immediate vesting of all outstanding options and other equity awards as of termination, based on a March 30, 2007 closing stock price of $5.95 and exclude amounts for accelerated options that have an exercise price higher than such closing stock price.

(3)	The assumptions used to calculate excise and associated taxes are as follows:

•	termination occurs on March 30, 2007; and

•	named executive officer was assumed to be subject to the maximum Federal and California income and other payroll taxes, aggregating to an effective tax rate of 46.75%.

Compensation Committee Interlocks and Insider Participation

Richard Conley, one of the members of our Compensation Committee, served as our Corporate Secretary from July 1, 2002 to June 29, 2006.

Security Ownership of
Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information as of July 24, 2007, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after July 24, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

		Percentage of
		Common
	Number of Shares	Stock
	of Common Stock	Beneficially
Name and Address of Beneficial Owner(1)	Beneficially Owned	Owned

5% Stockholders:
Hojabr Alimi(2)	1,442,111	11.7%
Directors and Named Executive Officers:
Hojabr Alimi(2)	1,442,111	11.7%
Robert Miller(3)	136,209	1.1%
James Schutz(4)	101,145	0.8%
Michael Wokasch(5)	31,251	0.3%
Bruce Thornton(6)	42,405	0.4%
Akihisa Akao(7)	542,986	4.6%
Robert Burlingame(8)	216,666	1.8%
Edward Brown(9)	50,000	0.4%
Richard Conley(10)	199,236	1.7%
Gregory French(11)	86,382	0.7%
All directors and executive officers as a group (10 persons)(12)	2,848,391	22.0%

(1)	Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954.

(2)	Includes 433,361 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(3)	Includes 76,209 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007 and 50,000 shares held by The Miller 2005 Grandchildren’s Trust, for which Mr. Miller is a trustee.

(4)	Includes 101,145 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(5)	Includes 31,251 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(6)	Includes 42,405 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(7)	Includes 20,572 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(8)	Includes 75,000 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007 and 75,000 shares issuable upon exercise of warrants that are exercisable within 60 days of July 24, 2007

(9)	Includes 50,000 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(10)	Includes 159,236 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(11)	Includes 50,718 shares issuable upon exercise of options that are exercisable within 60 days of July 24, 2007.

(12)	Includes 1,039,897 shares issuable upon exercise of options and warrants that are exercisable within 60 days of July 24, 2007.

Equity Compensation Plan Information

The following table sets forth, as of March 31, 2007, information about our equity compensation plans that have been approved by our stockholders, including the number of shares of our common stock exercisable under all outstanding options, the weighted-average exercise price of all outstanding options and the number of shares available for future issuance under our equity compensation plans. We do not have any equity compensation plans that have not been approved by our stockholders.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a)

Equity Compensation Plans Approved by Stockholders
1999 Stock Option Plan	418,250	$0.44	0
2000 Stock Option Plan	39,500	$2.50	0
2003 Stock Option Plan	171,452	$3.00	0
2004 Stock Option Plan	955,468	$8.68	0
2006 Stock Incentive Plan	135,000	$5.78	1,115,000	(1)
Equity Compensation Plans Not Approved by Stockholders
Hojabr Alimi	300,000	$0.15	0
Underwriter Warrants	234,746	13.20	0
Series C Managing Dealer Warrants	24,127	18.00	0
Series B Managing Dealer Warrants	328,916	18.00	0
Series A Managing Dealer Warrants and Performance Warrants	430,191	3.00	0
Bridge Loan Finder Warrant	25,000	18.00	0
Remington Warrant	20,618	7.51	0
Series C Investor Warrants	38,604	18.00	0
WTI A Warrant	16,666	6.00	0
WTI B Warrant	71,521	18.00	0
Consultant Warrants	128,843	11.72	0
Litigation Settlement Warrants	49,999	3.00	0
Total	3,388,901	N/A	1,115,000

(1)	Shares authorized increase on the first day of each fiscal year by the lesser of 1,750,000 or 5% of the outstanding shares on the last day of the immediately preceding year.

Equity Compensation Plans Not Approved by Stockholders.

Hojabr Alimi.  On May 10, 2004, the Board of Directors granted to Hojabr Alimi, in consideration of services provided to the Company as our President, an option to purchase 300,000 shares of our common stock at $0.15 per share. The option was fully vested at the date of grant and expires ten years after the date of grant.

Underwriter Warrants.  We issued warrants to purchase shares of our common stock at an exercise price of $13.20 per share to the underwriters in our initial public offering in 2007. The warrants were fully exercisable at the date of issuance and expire five years after the date of issuance.

Series C Managing Dealer Warrant.  In 2006, we issued a warrant to purchase shares of our common stock at an exercise price of $18.00 per share to the placement agent of our Series C preferred stock offering. The warrant was fully exercisable at the date of issuance and expires five years after the date of issuance.

Series B Managing Dealer Warrant.  In 2006, we issued a warrant to purchase shares of our common stock at an exercise price of $18.00 per share to the placement agent of our Series B preferred stock offering. The warrant was immediately exercisable at grant and expires two years after our initial public offering.

Series A Managing Dealer Warrants.  In 2005, we issued warrants to purchase shares of our common stock at an exercise price of $3.00 per share to the placement agent of our Series A preferred stock offering. The warrants were immediately exercisable at grant and expire two years after our initial public offering.

Bridge Loan Finder Warrant.  We issued a warrant to purchase shares of our Series B preferred stock at an exercise price of $18.00 per share in connection with a financing in 2006. The warrant was immediately exercisable at grant and expires five years after the date of issuance.

Remington Warrants.  We issued warrants to purchase shares of common stock at $8.00 and $6.00 per share, respectively, in each case subject to adjustment in the event that the Company, at its discretion, issues equity securities or convertible instruments with exercise prices lower than the exercise price of these warrants. The warrants were issued in connection with bridge financings in 2004 and 2005. The warrants were immediately exercisable at grant and expire in May 2008.

WTI-1 Warrant.  We issued a warrant to purchase shares of our Series A preferred stock at an exercise price of $6.00 per share in connection with an equipment financing arrangement in 2005. The warrant was immediately exercisable at grant and expires ten years after the date of issuance.

WTI-2 Warrants.  We issued warrants to purchase shares of our Series B preferred stock at an exercise price of $18.00 per share in connection with an equipment financing arrangement in 2006. The warrants were immediately exercisable at grant and expire ten years after the date of issuance.

Consultant Warrants.  We have granted warrants to purchase shares of our common stock at various times in the period 2004 through 2006. These warrants are issued to consultants who perform services for the Company, including services on our Advisory Board and our Clinical Investigational Advisory Board, and business advisory and professional legal services. These warrants are fully vested at issuance, exercisable for shares of common stock at prices ranging from $8.00 to $18.00 per share, and expire over a period of three to ten years after the date of issuance.

Litigation Settlement Warrants.  We issued warrants to purchase shares of our common stock in connection with the settlement of litigation. These warrants were immediately exercisable at grant and expire in December 2008.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the board of directors. A link to a copy of the Audit Committee Charter is available on our website at www.oculusis.com. All members of the Audit Committee except James Schutz, who serves as our Vice President Corporate Development, Secretary and General Counsel, meet the independence standards established by the NASDAQ Stock Market. Mr. Schutz is exempted from the independence requirement under the SEC’s and the NASDAQ phase-in rules for newly public entities.

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of Oculus’ financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting. Management is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2007 Annual Report with Oculus’ management and the independent registered public accounting firm.

The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from Oculus and its management, including the matters in the written disclosures required by Independence Standards board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of nonaudit services was compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee has discussed with Oculus’ independent registered public accounting firm, with and without management present, their evaluations of Oculus’ internal control over financial reporting and the overall quality of Oculus’ financial reporting.

In reliance on the reviews and discussion with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in Oculus’ Annual Report on Form 10-K for the year ended March 31, 2007, as amended and restated, for filing with the SEC. The Audit Committee has appointed Marcum & Kliegman LLP to serve as Oculus’ independent registered public accounting firm for the 2008 fiscal year.

Audit Committee
Richard Conley
Jay Birnbaum
James Schutz

Proposal 2

Approval of Amended and Restated 2006 Stock Incentive Plan

The Amended and Restated Oculus Innovative Sciences, Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plan”), substantially in the form attached hereto as Appendix A, which was initially adopted by the board of directors on August 25, 2006 and approved by the stockholders of the Company on December 15, 2006, was amended and restated by the board of directors on April 26, 2007, subject to approval by the stockholders. The summary of the Stock Incentive Plan below does not purport to be a complete description of the Stock Incentive Plan and is qualified in its entirety by the Stock Incentive Plan substantially in the form attached hereto as Appendix A.

Proposed Amendment and Restatement

The primary purpose of the amendment and restatement of the Stock Incentive Plan approved on April 26, 2007 by the board of directors was to provide for automatic initial and yearly grants of options to non-employee members of the board of directors as compensation for their service to the Company. Specifically, and in summary, each new non-employee member of the board of directors shall be issued a non-statutory option to purchase 50,000 shares of the common stock of the Company and each non-employee director continuing to serve as a member of the board of directors shall receive an annual option grant to purchase 15,000 shares of the common stock of the Company.

The board of directors believes that approval of the proposed amendment and restatement of the Stock Incentive Plan will implement a revised equity incentive program for our non-employee directors, which will provide those individuals with a competitive equity compensation package.

In addition, certain minor changes were made to the prior form of the Stock Incentive Plan to reflect the accurate number of shares subject of the Stock Incentive Plan and future minimum increases of the reserve of shares of common stock issuable thereunder.

General

The Stock Incentive Plan is administered by the Compensation Committee of the Company’s board of directors (the “Compensation Committee”). The Stock Incentive Plan provides for the direct award or sale of shares of common stock of the Company and for the grant of options to purchase shares of common stock of the Company. The Stock Incentive Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code and the grant of non-statutory stock options and stock purchase rights to employees, non-employee directors, advisors and consultants. The Stock Incentive Plan also permits the grant of stock appreciation rights, stock units and restricted stock.

The board of directors has authorized 1,842,220 shares of the common stock of the Company for issuance under the Stock Incentive Plan. However, in no event may one participant in the Stock Incentive Plan receive option grants or direct stock issuances for more than 187,500 shares in the aggregate per calendar year. The number of shares of common stock of the Company reserved for issuance under the Stock Incentive Plan will automatically increase, with no further action by the stockholders, at the beginning of each fiscal year by an amount equal to the lesser of (i) 5% of the outstanding shares of common stock of the Company, (ii) 1,750,000 shares or (iii) a lesser number of shares as approved by the board of directors. As of March 31, 2007, 69 employees, our consultants and advisors and the 8 members of the board of directors were eligible to be considered for the grant of options or for the direct award or sale of shares of common stock under the Stock Incentive Plan.

The Stock Incentive Plan includes the program features below.

•	Employees will be eligible for the grant of incentive stock options to purchase shares of common stock of the Company;

•	Employees and consultants will be eligible for the grant of non-statutory stock options to purchase shares of common stock of the Company;

•	The Compensation Committee will determine the exercise price and other terms of awards, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant. On July 24, 2007, the closing sale price for the common stock of the Company on the NASDAQ Global Market was $9.84;

•	The exercise price or purchase price may, at the discretion of the Compensation Committee, be paid in, among other things, cash, cash equivalents, full-recourse promissory notes and past services;

•	The maximum term of each option that may be granted under the Stock Incentive Plan is ten years, except as may otherwise be provided in an option agreement. Stock options granted under the Stock Incentive Plan must be exercised but he optionee before the earlier of the expiration of such option or the date 90 days after termination of the optionee’s service to the Company, except that the period may be extended on certain events, including death and termination of service due to diasability.

The Stock Incentive Plan includes change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. The Compensation Committee may grant awards in which all or some of the awards shall become vested in the event of a change in control of the Company. Change in control is defined under the Stock Incentive Plan as: (a) certain changes in the composition of the board of directors; or (b) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities, (c) a merger or consolidation in which securities possessing 50% or more of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (d) a sale, transfer or other disposition of all or substantially all the assets of the Company.

The tax consequences of awards under the Stock Incentive Plan depend on the type of award. Generally, incentive stock options may be granted only to employees. If the optionee does not dispose of common stock of the Company for at least one year following the date of exercise and two years from the date of grant, then the optionee will not recognize any income at exercise and upon sale, all gain will be long-term capital gain. However, the difference between the fair market value of common stock of the Company and the exercise price will constitute a preference item for purposes of the alternative minimum tax. The Company will not be entitled to a tax deduction. However, if the optionee disposes of common stock of the Company subject of an option before the above required holding periods, the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the difference between the fair market value of the common stock of the Company at exercise over the exercise price. The Company will be entitled to a corresponding deduction.

In the case of a non-statutory option, the optionee recognizes ordinary income equal to the difference between the fair market value of the common stock of the Company at exercise over the exercise price. The Company will be entitled to a corresponding deduction.

The above description of tax consequences is based upon current federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the Stock Incentive Plan.

The board of directors is able to amend or modify the Stock Incentive Plan at any time, subject to any required stockholder approval. The Stock Incentive Plan will terminate no later than August 25, 2016.

New Plan Benefits

The Compensation Committee has not made any determination with respect to future awards under the Stock Incentive Plan, and any allocation of such awards will be made only in accordance with the provisions of the Stock Incentive Plan; provided, however, that the amendment described above entitles the non-employee directors of the Company to the awards as reflected above and in the table below. Because awards under the Stock Incentive Plan are subject to the discretion of the Compensation Committee, awards under the plan for the current or any future year are not determinable. Future option exercise prices under the Stock Incentive Plan are not determinable because they will be based upon the fair market value of our common stock on the date of grant. Our Chief Operating Officer received an option to purchase 124,999 shares of our common stock in this fiscal year, and he is the only named executive officers that received option grants and/or stock awards under the Stock Incentive Plan in the fiscal year ended March 31, 2007. If the Stock Incentive Plan, as proposed to be amended, had been in effect during the last fiscal year of the Company the non-employee directors would have been awarded option grants thereunder as follows:

Name and Position	Number of Units(1)(2)

All current directors who are not executive officers, as a group	110,000

(1)	Represents an initial 50,000 share grant to Robert Burlingame and 15,000 continuing service grants to each of Akihisa Akao, Edward Brown, Richard Conley and Gregory French and excludes Jay Birnbaum, who joined our board of directors on April 20, 2007.

(2)	All options would have been granted at an exercise price per share equal to the fair market value on the date of grant.

Required Vote

Approval of the Stock Incentive Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Stock Incentive Plan.

Your board of directors recommends a vote FOR approval of the Stock Incentive Plan.

Proposal 3

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Marcum & Kliegman LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008. Representatives of Marcum & Kliegman LLP are not expected to be present at the Annual Meeting and, thus, will not have an opportunity to make a statement or be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Marcum & Kliegman LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

Marcum & Kliegman LLP has audited our financial statements since April 2006. Aggregate fees for professional services provided to us by Marcum & Kliegman LLP for the years ended March 31, 2007 and 2006, were as follows:

Services Provided	2007	2006(1)

Audit	289,000	229,000
Audit-Related	478,000	0

Total	767,000	229,000

Audit fees.  For the years ended March 31, 2007 and 2006, audit fees were for the audits of our financial statements.

Audit related fees.  For the year ended March 31, 2007, audit related fees included services provided in connection with our initial public offering, including review of quarterly financial information contained in our registration statement on Form S-1, work related to our S-8, comfort letters and consents, and review of our filings with the SEC.

(1) Does not include fees paid to former auditor.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approved the engagement of Marcum & Kliegman LLP to provide audit services. During the approval process, the Audit Committee considered the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees were deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit fees initially estimated for the engagement.

Required Vote

Ratification of the appointment of Marcum & Kliegman LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your board of directors recommends a vote FOR ratification of Marcum & Kliegman LLP as our independent registered public accounting firm.

Stockholder Proposals for the 2008 Annual Meeting

If a stockholder wishes to present a proposal to be included in our proxy statement for the 2008 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by Oculus’ Secretary no later than June 4, 2008. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2008 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not earlier than 90 days nor more than 120 days in advance of the date the proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; however, if the date of the annual meeting is changed by more than 30 days from the prior year, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the first public announcement of the annual meeting date. The stockholder’s notice must set forth, as to each proposed matter: a brief description of the business desired to be brought before the meeting; the text of the proposal or business and reasons for conducting such business at the meeting; the name and address, as they appear on our books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; the class and number of shares of our securities that are owned beneficially and of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; and any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting person that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2007.

Other Matters

Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

James Schutz
Vice President of Corporate Development, Secretary and General Counsel

Petaluma, California
August 17, 2007

Our amended and restated 2007 Annual Report on Form 10-K as filed with the SEC on July 27, 2007, amending and restated our 2007 Annual Report on Form 10-K as initially filed with the SEC on June 20, 2007, has been mailed with this Proxy Statement. We will also provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954. The request must include a representation by the stockholder that as of August 10, 2007, the stockholder was entitled to vote at the Annual Meeting. Our 10-K, the amendments and exhibits are also available at www.oculusis.com.

Mark this box with an X if you have made changes to your name or address details above. ☐

PLEASE SEE REVERSE SIDE

A Election of Directors

	FOR	WITHHOLD
1. The Board of Directors recommends a vote FOR the listed nominees as directors for the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.	☐	☐

Nominees:

01 Hojabr Alimi
02 Akihisa Akao
03 Jay Bimbaum
04 Edward Brown
05 Robert Burlingame
06 Richard Conley
07 Gregory French
08 James Schutz

WITHHOLD AUTHORITY to vote for the following Directors:

____

____

B Proposals

The Board of Directors recommends a vote FOR the following proposals:

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Marcum & Kliegman LLP as the Company's Independent Registered Public Accounting Firm	☐	☐	☐
3. To approve the amendment and restatement of the Company's 2006 Stock Incentive Plan.	☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" the election of directors listed above, "FOR" Proposal 2 and "FOR" Proposal 3.

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Signature(s) x ____________________________ Date ____________, 2007

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

▲ FOLD AND DETACH HERE ▲

PROXY OCULUS INNOVATIVE SCIENCES, INC THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby authorizes HOJABR ALIMI or JAMES SCHUTZ, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Oculus Innovative Sciences, Inc. (the “Company”) to be held at the Sheraton Sonoma County, 245 Baywood Drive, Petaluma, California 94954 on September 30, 2007 at 1:30 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows: Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, FOR Proposal 3 and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE

PROXY OCULUS INNOVATIVE SCIENCES, INC THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby authorizes HOJABR ALIMI or JAMES SCHUTZ, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Oculus Innovative Sciences, Inc. (the “Company”) to be held at the Sheraton Sonoma County, 745 Baywood Drive, Petaluma, California 94954 on September 30, 2007 at 1:30 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows: Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, FOR Proposal 3 and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE